Exhibit 99.406

      CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

                                       OF

             SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED

                                DECEMBER 8, 2003

        I. Covered Officers/Purpose of the Code

        This code of ethics for Security Capital Real Estate Mutual Funds Incorporated (the "Company") applies to the President, Treasurer, Assistant Treasurer and Controller of the Company (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

            . Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

            . Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

            . Compliance with applicable laws and governmental rules and regulations;

            . The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

            .   Accountability for adherence to the Code.

        Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

        II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

        A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

        Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The compliance programs and procedures of the Company and its investment adviser, Security Capital Research and Management Incorporated ("SC-R&M"), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

        Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and SC-R&M of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for SC-R&M, or for both), be involved in establishing policies and implementing decisions that will have different effects on SC-R&M and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and SC-R&M and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company's Boards of Directors ("Board") that the Covered Officers may also be, or may in the future be, officers or employees of one or more other investment companies covered by this or other codes.

        Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

        Each Covered Officer must:

    . not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

    . not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

    . not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

    . report at least annually his relationships with the Company, SC-R&M, SC-R&M Capital Markets Incorporated, and other brokers and dealers as specified in the Company's annual director's and officer's questionnaire.

        There are some conflict of interest situations that may be discussed with the Secretary of the Company ("Secretary") or other senior legal officer of the Company if material. Examples of these include:

    .   service as a director on the board of any public or private company;

    .   the receipt of any non-nominal gifts;

    . the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

    . any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

    . a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

        III. Disclosure and Compliance

    . Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Company;

    . each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;

    . each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Company and SC-R&M with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Funds; and

    . it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

        IV. Reporting and Accountability

        Each Covered Officer must:

    . upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

    . annually thereafter affirm to the Board that he has complied with the requirements of the Code;

    . not retaliate against any other Covered Officer or any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

    . notify the Secretary promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

        The Secretary is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Secretary is authorized to consult, as appropriate, with counsel to the Company and counsel to the Independent Directors, and is encouraged to do so. However, any approvals or waivers sought by any Covered Officer will be considered by the Independent Directors.

        The Company will follow these procedures in investigating and enforcing this Code:

    . the Secretary will take all appropriate action to investigate any potential violations reported to him;

    . if, after such investigation, the Secretary believes that no violation has occurred, the Secretary is not required to take any further action;

    . any matter that the Secretary believes is a violation will be reported to the Independent Directors;

    . if the Independent Directors concur that a violation has occurred, they will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

    . the Independent Directors will be responsible for granting waivers, as appropriate; and

    . any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

        V. Other Policies and Procedures

        This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-l under the Investment Company Act and the adviser's more detailed policies and procedures set forth in the SC-R&M Supervisory Procedures Manual and the Bank One Code of Conduct are separate requirements applying to the Covered Officers and others, and are not part of this Code.

        VI. Amendments

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

        VII. Confidentiality

        All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, counsel to the Company, counsel to the Independent Directors, and SC-R&M.

        VIII. Internal Use

        The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

                                                                       Exhibit A
                                                                       ---------

                        Covered Officers of the Company
                        -------------------------------


President

Treasurer

Assistant Treasurer

Controller